UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2009 (November 5, 2009)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2009, the Board of Directors (the “Board”) of Net 1 UEPS Technologies, Inc. (the “Company”), upon recommendation of the Remuneration Committee, adopted a cash incentive award plan for fiscal 2010 for Dr. Serge Belamant, the Company’s chief executive officer and Herman Kotze, the Company’s chief financial officer and amended one of the terms of the restricted stock awards previously granted to Dr. Belamant and Mr. Kotze.

Cash Incentive Award Plan for Fiscal 2010

Under the cash incentive award plan, Dr. Belamant and Mr. Kotze will be eligible to earn a cash incentive award based on the Company’s fiscal 2010 financial performance and the executive’s individual performance. The terms of the cash incentive award plan are not contained in a formal written document, but are summarized below.

The cash incentive award plan provides for a target cash incentive award of 100% of the executive’s base salary for fiscal 2010, 80% of which will be based on the quantitative factors described below and 20% of which will be based on the qualitative factors described below.

Accordingly, 80% of the target cash incentive award will be payable if the Company achieves a 25% increase in “fundamental earnings per share” in fiscal 2010 as compared with fiscal 2009. Therefore, if the Company achieves a 25% increase in fundamental earnings per share, the executive will earn 100% of the quantitative cash incentive award. If the Company achieves an increase in fundamental earnings per share of 15% or less, the executive will not earn any of the quantitative portion of the cash incentive award. For each percentage point increase above 15%, the executive will be entitled to receive 10% of the quantitative portion of the target cash incentive award, up to a maximum of 150% of the quantitative portion of the target cash incentive award if the Company achieves fundamental earnings per share growth of 30% or more. The following formula illustrates the calculation of the quantitative portion of the cash incentive award:

Quantitative portion of cash incentive award = 80% x A x ((B-15%) x 100) x 10% where:

A = Annual Salary for fiscal 2010;
B = % increase in fundamental earnings per share from fiscal 2009 to fiscal 2010; with B limited to 30%.

Fundamental earnings per share will be measured as the Company’s earnings per share determined in accordance with U.S. generally accepted accounting principles (but based on South African rand (“ZAR”) rather than U.S. dollar) as adjusted to exclude the effects related to (i) the amortization of intangible assets; (ii) stock-based compensation charges; and (iii) onetime, large, unusual items as determined in the discretion of the Remuneration Committee. Further, the calculation of fundamental earnings per share will assume no change in the Company’s effective tax rate from fiscal 2009.

20% of the target cash incentive award will be based on the following qualitative factors: (i) evaluation and implementation of the Company’s strategic plan; (ii) assessment of the

Company’s progress in relation to domestic and international business development and (iii) progress on implementing a new management structure and succession plans.

Dr. Belamant’s current annual base salary is $850,000. Under the quantitative portion of the cash incentive award plan, Dr. Belamant’s threshold, target and maximum payout amounts are $68,000, $680,000 and $1,020,000, respectively. If Dr. Belamant were to earn the entire qualitative portion of his cash incentive award, his maximum total payout amount under the cash incentive award plan would be $1,190,000.

Mr. Kotze’s current annual base salary is $425,000. Under the quantitative portion of the cash incentive award plan, Mr. Kotze’s threshold, target and maximum payout amounts are $34,000, $340,000 and $510,000, respectively. If Mr. Kotze were to earn the entire qualitative portion of his cash incentive award, his maximum total payout amount under the cash incentive award plan would be $595,000.

Amendment of Restricted Stock Awards

The Board also modified the financial performance target contained in the restricted stock awards granted to Dr. Belamant and Mr. Kotze in August 2007. Under the existing terms of the awards, one-third of the original award shares will vest on each of September 1, 2010 and 2011. As previously disclosed in the Company’s proxy statement for its annual meeting to be held on November 25, 2009, the Board determined that the first tranche of the awards vested on September 1, 2009. Vesting of the award shares is conditioned upon each recipient’s continuous service through the applicable vesting date and the Company achieving the financial performance target set for that vesting date. The financial performance target was set based on a 25% increase, compounded annually, in fundamental diluted earnings per share, expressed in ZAR, above the fundamental diluted earnings per share for the fiscal year ended June 30, 2007.

The Board determined to amend the award such that the financial performance target is now based on a 20% increase, compounded annually, in fundamental diluted earnings per share, expressed in ZAR, above the fundamental diluted earnings per share for the fiscal year ended June 30, 2007. As a result of the amendment, the terms of Dr. Belamant’s and Mr. Kotze’s restricted stock awards are now consistent with the terms of the restricted stock awards granted to other employees of the Company in August 2007. Except as described herein, the terms of the restricted stock awards remain unchanged.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: November 12, 2009	By:	/s/ Serge C.P. Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of the Board